EXHIBIT 99.(a)(5)(E)

Landsea Team,

I want to take this opportunity to introduce myself and New Home Co. I’m sure this week has been an emotional whirlwind, which I can assure you is completely normal given the magnitude of the recent announcement. Having been a part of 10 merger or acquisition announcements in my career (on both sides of the transactions) every single one is different.  I hope Monday’s announcement allowed you to reflect on the amazing journey that Landsea has been on over the past decade.  I’ve had the pleasure of knowing John since he took the entrepreneurial leap to found Landsea in Orange County many years ago. I’ve also had the pleasure of calling Mike a friend and colleague for the better part of two decades. Through their shared vision and leadership, you all have built Landsea into one of the fastest growing builders in the country, with a passion for high performance homes, providing a great customer sales and ownership experience, and a strong culture. Monday’s announcement is not the end of that journey, but rather the beginning of the next chapter in what I hope is a very long story we will be writing together.

Monday’s announcement is just the first step in bringing together two successful homebuilding stories and positioning the combined company for continued growth and future success. Our goal is to create one of the largest, private homebuilders in the country. Apollo’s flexible and scaled capital, coupled with our combined best-in-class management teams, will position us to be operationally scaled both locally and nationally. Our focus will be on long-term growth and success, leaving behind the public company stresses of the never-ending cycle of quarterly reporting and short-term focus. I know that every one of you has questions regarding what the process looks like from “here to there”.  I wish I had all the answers for you today, but the reality is we need the weeks until closing to define and refine exactly what that path looks like. We have formed an integration committee that is made up of both New Home Co. and Landsea leadership, that will be responsible for defining success and path for the ultimate combined company.  Additionally, John, Mike and I will be embarking on a town hall roadshow where we can provide you with more details on the process ahead and answer your individual questions in a more intimate setting.

I’d like to give you all a little background on myself. My name is Matt Zaist, and I am the President and CEO of New Home Co.  I had the blessed fortune to get into the homebuilding industry 25 years ago when I was hired by William Lyon Homes in Newport Beach, CA. I started my homebuilding career as an assistant project manager, ultimately becoming a project manager, transitioning into land acquisition (full disclosure – I’m a certified land and deal junkie), and ultimately into divisional leadership. When the great financial crisis hit, I was asked to join Lyon’s corporate ranks to work through the most painful and difficult economic crisis we have ever seen. Through a lot of grit, determination, and with the support of the Lyon family we found a way to recapitalize Lyon Homes and set it up for future growth and success. As President and CEO of Lyon, my team and I had a wonderful run that included growing the company into the 17th largest builder in the country until we announced our sale of the company to Taylor Morrison at the end of 2019, creating the 5th largest builder in the US.  I knew that the sale of Lyon was the right thing for the shareholders, the founding family, and the business itself, but was also overcome with emotion that many of you must be feeling today.

As one chapter of my career was ending, a new one was just beginning. I had the good fortune to be introduced to Apollo and one of its partners, Peter Sinensky, in early 2020. He laid out for me Apollo’s vision to create a large, scaled residential housing platform that was built around a vertically integrated homebuilding platform. Apollo’s differentiated thesis was to partner with best-in-class management and provide the flexible and scaled capital that would be needed to achieve that goal. We formally joined forces with our acquisition of New Home in 2021. New Home was an under-capitalized small-cap public homebuilder. It had great people but lacked the capital and strategic vision that is required to grow into a top-tier national homebuilder. Over the past four years we have transitioned New Home Co. into a leading western-regional asset-light homebuilder. We invested growth capital into the platform and expanded the company’s footprint from its California and Phoenix roots to include operations in Denver, Portland, Seattle, Austin, and Houston. New Home went from 2,300 lots owned and controlled at acquisition to owning and controlling approximately 17,000 lots across our footprint which represent 190 future communities and over $10B of future revenues. We have, and will continue to, take a people-first approach to building this business. We know that homebuilding is a local business that requires local market leadership that can help define success as it relates to that particular MSA. We embrace a strong culture with a clear strategy and understanding of what defines success. We believe in the benefits of scale and geographic diversity and maintain a strong belief that winning is contagious.

I appreciate you taking the time to read this note today. I look forward to getting the opportunity to meet with each of you in the coming weeks and I am truly excited about what we will be building together!  In the meantime, I will leave you all the same message that I conveyed to our employees, it’s business as usual and the most important thing for everyone to do is continue to build, sell, and close homes with a focus on delivering superior customer service to our collective homeowners. Have a great weekend.

All my best,

MZ

Forward-Looking Statements

This communication includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. No assurance can be provided to investors that future developments affecting New Home Co. (“New Home”) or Landsea Homes Corporation (“Landsea Homes”) will be those that have been anticipated. Actual results may differ materially from these expectations due to uncertainties related to the timing and expected financing of the tender offer and the merger; uncertainty surrounding how many of Landsea Homes’ stockholders will tender their shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived in a timely manner, if at all; the possibility of business disruptions due to transaction-related uncertainty; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; risks related to diverting management’s attention from Landsea Homes’ ongoing business operations; potential litigation and/or regulatory action relating to the proposed transaction; the risk that the anticipated benefits of the proposed transaction may not be fully realized or may take longer to realize than expected; and other risks and uncertainties including those identified under the heading “Risk Factors” in Landsea Homes’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov, and other filings that Landsea Homes may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the assumptions prove incorrect, the actual results of New Home or Landsea Homes may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made in this communication speaks only as of the date hereof. Factors or events that could cause New Home or Landsea Homes’ actual results to differ may emerge from time to time, and it is not possible to predict all of them. Each of New Home and Landsea Homes does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Important Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Landsea Homes has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Landsea Homes’ common stock. The solicitation and offer to buy shares of Landsea Homes’ common stock will only be made pursuant to the tender offer materials that Merger Sub intends to file with the SEC. At the time the tender offer is commenced, Merger Sub will file a tender offer statement on Schedule TO with the SEC, and Landsea Homes will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. LANDSEA HOMES’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Landsea Homes’ stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting Landsea Homes’ Investor Relations either by telephone at (949) 345-8080, e-mail at info@landseahomes.com or on Landsea Homes’ website at www.landseahomes.com.